                                                                    Exhibit 99.1


FOR IMMEDIATE RELEASE

Contact:  Investors:

          Glenn Sblendorio
          Chief Financial Officer
          T: 212-824-3100
          F212-824-3240
          E-mail: glenn.sblendorio@eyetech.com
          www.eyetech.com

                          Eyetech Pharmaceuticals, Inc.

                  Reports Second Quarter 2004 Financial Results

     - Eyetech files new drug application for Macugen(TM)(pegaptanib sodium injection) and accelerates pre-launch activities -


New York, NY - July 23, 2004 - Eyetech Pharmaceuticals, Inc. (Nasdaq: EYET), a biopharmaceutical company that specializes in the development and commercialization of novel therapeutics to treat diseases of the eye, today reported its consolidated financial results for the three months ended June 30, 2004.

Second Quarter 2004 Financial Highlights
----------------------------------------

     o Collaboration revenues of $12.5 million for the second quarter 2004 compared to $11.2 million for the same period in 2003. Collaboration revenues for the half-year period ended June 30, 2004 were $24.3 million compared to $18.5 million for the same period in 2003.

     o Operating loss of $31.9 million for the second quarter 2004 compared to an operating loss of $10.1 million for the same period in 2003. For the half-year period ended June 30, 2004, the operating loss was $47.5 million compared to $16.0 for the same period in 2003. The increased operating loss reflects milestone payments, acceleration of pre-launch activities for Macugen for the treatment of the wet form of age-related macular degeneration (AMD) and completion of a secondary offering on behalf of stockholders.

          Second quarter results do not include a milestone payment from our partner, Pfizer Inc., which is payable to us upon acceptance for review by the Food and Drug Administration (FDA) of our complete new drug application (NDA) filing for Macugen.

     o Research and development expenses for the second quarter were $33.9 million in 2004 compared to $19.7 million for the same period in 2003. The principal reason for this increase was $9.2 million of milestone payments to Gilead Sciences, Inc., Nektar Therapeutics and Isis Pharmaceuticals, Inc. related to the completed submission of our NDA for Macugen and an initial payment to Archemix Corp. in connection with our research and development collaboration. In addition, as a result of the early submission of our NDA filing for Macugen, we incurred approximately $4.4 million of development expenses in connection with our acceleration of pre-launch activities for Macugen, specifically for pre-approval inspection readiness and raw material purchases.

     o Sales and marketing expenses for the second quarter were $6.2 million in 2004 compared to $0.7 million in the same period in 2003. This increase is primarily due to the accelerated hiring of a sales force.

     o General and administrative expenses for the second quarter were $4.3 million in 2004 compared to $0.8 million in the same period in 2003. This increase is primarily due to $1.0 million of costs incurred in connection with our secondary offering, $1.5 million for the write down of our lease on our former corporate offices in New York and increased administrative and facility costs.

     o Net loss attributable to common stockholders for the second quarter was $31.0 million in 2004 compared to $11.3 million for the same period in 2003. Basic and diluted net loss per common share in the second quarter was $0.77 in 2004, compared to $2.88 for the same period in 2003. Pro forma basic and diluted loss per common share in the second quarter was $0.77 in 2004, compared to $0.40 for the same period in 2003. Net loss attributable to common stockholders for the half-year period ended June 30, was $46.8 million in 2004 compared to $19.0 million for the same period in 2003. Basic and diluted net loss per common share for the half-year period ended June 30, was $1.38 in 2004, compared to $4.94 for the same period in 2003. Pro forma basic and diluted loss per common share for the half-year period ended June 30, was $1.23 in 2004, compared to $0.69 for the same period in 2003. The pro forma basic and diluted loss per common share gives effect to the automatic conversion of our outstanding convertible preferred stock into shares of common stock upon completion of our initial public offering in February 2004.

     o $253.2 million in cash, cash equivalents and marketable securities at June 30, 2004.

Commenting on Eyetech's achievements during the first half of 2004, Chief Executive Officer and co-founder, David R. Guyer, M.D. stated, "We continue to meet our objectives by completing, ahead of schedule, the filing of our NDA for the use of Macugen in the treatment of wet AMD. We look forward to our meeting with the public advisory committee of the FDA on August 27, 2004 and are working to bring Macugen to patients in 2005."

Second Quarter 2004 Operations Highlights
-----------------------------------------

     o Completed the filing of our NDA with the FDA for Macugen in the second quarter of 2004.

     o The FDA announced the meeting of a public advisory committee of the FDA to discuss our NDA for the use of Macugen (pegaptanib sodium injection) for the treatment of wet AMD (21-756, pegaptanib sodium injection (proposed trade name, Macugen)) to be held on August 27, 2004.

     o Released data from a Phase 2 study of Macugen which showed positive visual and anatomical outcomes in the treatment of diabetic macular edema (DME). Diabetic retinopathy is the leading cause of blindness in people less than 50 years of age in developed countries. DME is the leading cause of vision loss in diabetic retinopathy.

     o Completed a secondary public offering of 4,439,000 shares of common stock in the second quarter 2004. All of the shares were sold by selling stockholders at $38.50 per share. Eyetech did not issue any primary shares in, or receive any proceeds from, the offering.

     o Completed the recruitment of 43 regional sales representatives and 5 regional sales managers in anticipation of our planned launch of Macugen.

     o Appointed two new independent board members, Phillip M. Satow, former pharmaceutical executive from Forest Laboratories, Inc. and Pfizer Inc., and Michael J. Regan, former Vice Chairman and the Chief Administrative Officer of KPMG LLP.

Conference Call and Webcast Information
---------------------------------------

Eyetech's senior management will host a conference call on Monday, July 26, 2004 beginning at 8:30 a.m., New York time, to discuss the results and provide a company update. Live audio of the conference call will be available to investors, members of the news media and the general public by dialing 888-275-0218 (in the United States) or 706-679-7756 (internationally). A playback of the call will be available through August 9, 2004 by dialing 800-642-1687, passcode 8692831 (in the United States), or 706-645-9291, passcode
8692831 (internationally). To access the call by live webcast, please log on to the Investor Relations section of our website at www.eyetech.com. An archived version of the webcast will be available at the same location through August 26, 2004.

In the event that any non-GAAP financial measure is discussed on the conference call that is not described in this release, related complementary information will be made available on the Investor Relations page of Eyetech's website at www.eyetech.com as soon as practical after the conclusion of the conference call.

About Eyetech
-------------

Eyetech Pharmaceuticals, Inc. is a biopharmaceutical company that specializes in the development and commercialization of novel therapeutics to treat diseases of the eye. Eyetech's initial focus is on diseases affecting the back of the eye. The company's most advanced product candidate is Macugen (pegaptanib sodium injection), which Eyetech is developing with Pfizer Inc. for the prevention and treatment of diseases of the eye and related conditions. Eyetech and Pfizer filed an NDA for the use of Macugen in the treatment of the wet form of age-related macular degeneration in the second quarter of 2004. Eyetech's lead clinical trials include two Phase 2/3 pivotal clinical trials for the use of Macugen in the treatment of the wet form of age-related macular degeneration, a Phase 2 clinical trial for the use of Macugen for the treatment of diabetic macular edema and a Phase 2 clinical trial for the use of Macugen in the treatment of retinal vein occlusion.

Safe Harbor Statement
---------------------

This press release contains forward-looking statements that involve substantial risks and uncertainties. All statements, other than statements of historical facts, included in this press release regarding our strategy, future operations, future financial position, future revenues, projected costs, prospects, plans and objectives of management are forward-looking statements. We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. Various important factors could cause actual results or events to differ materially from the forward-looking statements that we make, including risks related to: our heavy dependence on the success of Macugen, which is still under development; our dependence on our strategic collaboration with Pfizer; obtaining regulatory approval to market Macugen and any other products that we may develop in the future; our dependence on third parties to manufacture Macugen; obtaining, maintaining and protecting the intellectual property incorporated into our product candidates; and our ability to obtain additional funding to support our business activities. These and other risks are described in greater detail in the "Risk Factors" section of our most recent prospectus filed under Rule 424(b)(4) with the SEC. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments we may make. We do not assume any obligation to update any forward-looking statements.

EYETECH PHARMACEUTICALS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(All amounts in thousands, except per share amounts)
(Unaudited)


                                         QUARTER ENDED                SIX MONTHS ENDED
                                            JUNE 30,                       JUNE 30,
                                     -----------------------       -----------------------
                                       2003           2004           2003           2004
                                     --------       --------       --------       --------
Collaboration revenue                $ 11,199       $ 12,550       $ 18,508       $ 24,262

Costs and expenses:
   Research and development            19,721         33,914         31,338         55,844
   Sales and marketing                    743          6,178          1,311          9,977
   General and administrative             342          4,320          1,445          5,962
                                     --------       --------       --------       --------
      Total costs and expenses         20,807         44,411         34,095         71,784

Operating loss                         (9,608)       (31,861)       (15,587)       (47,521)

   Interest income, net                   536            839          1,093          1,488
                                     --------       --------       --------       --------
Net loss                               (9,072)       (31,022)       (14,494)       (46,033)
   Preferred stock accretion           (2,259)            --         (4,518)          (816)
                                                    --------       --------       --------
Net loss attributable to common
stockholders                         $(11,331)      $(31,022)      $(19,012)      $(46,849)
                                     ========       ========       ========       ========

Basic and diluted net loss per
common share                         $  (2.88)      $  (0.77)      $  (4.94)      $  (1.38)

Weighted average common
shares outstanding                      3,932         40,839          3,847         33,960

Pro forma basic and diluted
net loss per common share            $  (0.40)      $  (0.77)      $  (0.69)      $  (1.23)

Pro forma weighted average
common shares outstanding              28,073         40,839         27,471         38,123


Each outstanding share of preferred stock of the Company automatically converted into one share of common stock upon completion of the Company's initial public offering. Accordingly, pro forma basic and diluted net loss per common share has been calculated assuming the preferred stock was converted as of the original date of issuance of the preferred stock. Pro forma common shares outstanding for the six-months ending June 30, 2004 of 38,123 is based on the conversion of 4,163 shares of our convertible preferred stock on a weighted average basis as of June 30, 2004.

EYETECH PHARMACEUTICALS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(Unaudited)

                                                  DECEMBER 31, 2003      JUNE 30, 2004
                                                  -----------------      -------------
Cash and cash equivalents                          $        25,014      $        79,780
Marketable securities                                      106,360              173,405
Other current assets                                         3,863                5,568
Net fixed assets and other assets                           14,243               15,501
                                                   ---------------      ---------------
   Total assets                                    $       149,480      $       274,253
                                                   ===============      ===============

Current liabilities                                $        20,098      $        29,220
Long-term liabilities                                      186,971                3,396
Deferred revenue, less current portion                      65,417               64,689
Stockholders' equity                                      (123,006)             176,949
                                                   ---------------      ---------------
   Total liabilities and stockholders' equity      $       149,480      $       274,253
                                                   ===============      ===============